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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                           (Amendment No. _________)*

                            GENESIS BIOVENTURES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)
                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  371828 10  4
                     --------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                    [_]  Rule  13d-1(b)

                    [_]  Rule  13d-1(c)

                    [X]  Rule  13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





SEC  1745  (3-98)                         Page  1  of  5

CUSIP  No.   371828  10  4
--------------------------

--------------------------------------------------------------------------------

1.   Names  of  Reporting  Persons
     I.R.S. Identification Nos. of above persons (entities only).:
     LUTZ FAMILY TRUST ###-##-####

--------------------------------------------------------------------------------

2.   Check  the  Appropriate  Box  if  a  Member  of  a  Group  (See
     Instructions)

     (a) [_]

     (b) [_] N/A

--------------------------------------------------------------------------------

3.   SEC  Use  Only:

--------------------------------------------------------------------------------

4.   Citizenship  or  Place  of  Organization:  UNITED  STATES

--------------------------------------------------------------------------------

Number  of        5.     Sole  Voting  Power:  7,135,575
Shares  Bene-
finically  by            ------------------------------------------------------
Owned  by Each
Reporting         6.     Shared  Voting  Power:  N/A
Person  With:
                         ------------------------------------------------------

                  7.     Sole  Dispositive  Power:  7,135,575

                         ------------------------------------------------------

                  8.     Shared  Dispositive  Power:  N/A

--------------------------------------------------------------------------------

9.   Aggregate  Amount Beneficially Owned by Each Reporting Person:  7,135,575

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions):

11.  Percent  of  Class  Represented  by  Amount  in  Row  (9):  28.8  %

--------------------------------------------------------------------------------

12.  Type  of  Reporting  Person  (See  Instructions)  OO

CUSIP  No.   371828  10  4
--------------------------
ITEM  1.

          (a)  Name  of  Issuer:  Genesis  Bioventures,  Inc.

          (b) Address of Issuer's Principal Executive Offices: Suite 1A, 3033 King George Highway, Surrey, BC, Canada, V4P 1B8

ITEM  2.

          (a)  Name  of  Person  Filing:  LUTZ  FAMILY  TRUST

          (b) Address of Principal Business Office or, if none, Residence: 71 Biltmore Estates, Phoenix AZ 85016

          (c)  Citizenship:  UNITED  STATES

          (d)  Title  of  Class  of  Securities:  COMMON  STOCK

          (e)  CUSIP  Number:  371828  10  4

ITEM  3.  IF  THIS  STATEMENT  IS  FILED  PURSUANT  TO  SEC.SEC. 240.13D-1(B) OR
240.13D-2(B)  OR  (C),  CHECK  WHETHER  THE  PERSON  FILING  IS  A:

          (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b) [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

          (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e) [_] An investment adviser in accordance with Sec.240.13d-1(b)(1)(ii)(E):

          (f) [_] An employee benefit plan or endowment fund in accordance with Sec.240.13d-1(b)(1)(ii)(F):

          (g) [_] A parent holding company or control person in accordance with Sec.240.13d-1(b)(1)(ii)(G)
:
          (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813):

          (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3):

          (j)  [_]  Group,  in  accordance  with  Sec.240.13d-1(b)(1)(ii)(J).

ITEM  4.  OWNERSHIP.
          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
          (a)  Amount  Beneficially  owned:  7,135,575
          (b)  Percent  of  Class:  28.8%
          (c)  Number  of  shares  as  to  which  the  person  has:
              (i)   Sole power to  vote or  to  direct  the  vote:  7,135,575
              (ii)  Shared  power  to  vote  or  to  direct  the  vote:  N/A
              (iii) Sole  power  to dispose  or to direct the disposition of:
                    7,135,575
              (iv)  Shared power to dispose or to direct the disposition of: N/A

CUSIP  No.   371828  10  4
--------------------------

ITEM  5.  OWNERSHIP  OF  FIVE  PERCENT  OR  LESS  OF  A  CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]

ITEM  6.  OWNERSHIP  OF  MORE  THAN  FIVE  PERCENT  ON BEHALF OF ANOTHER PERSON.

N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

N/A

ITEM  8  IDENTIFICATION  AND CLASSIFICATION OF MEMBERS OF THE GROUP

N/A

ITEM  9.  NOTICE  OF  DISSOLUTION  OF  GROUP

N/A

ITEM  10.  CERTIFICATION

CUSIP  No.   371828  10  4
--------------------------



               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  FEBRUARY 11, 2003

                                                  ------------------------------
                                                  Date

                                                  /s/ Robert F. Lutz
                                                  ------------------------------
                                                  Signature

                                                  Robert  F.  Lutz,  Trustee
                                                  ------------------------------
                                                  Name/Title